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                                                                   EXHIBIT 21(b)

               NAMES UNDER WHICH KKRE SUBSIDIARIES DO BUSINESS:
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Carrows

Charley Brown's

Chi-Chi's

Hometown Buffet

Casa Gallardo
Casa Gallardo Grill
El Torito Restaurant
El Torito Grill
El Torito Express
Guadala Harry's
Hola Amigos
Keystone Grill
Las Brisas
Tequila Willie's
Who Song & Larry's

Hamburger Hamlet
Koo Koo Roo
Portner's